UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
(Name of Registrant as Specified in its Charter)

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SUPPLEMENT TO PROXY STATEMENT DATED NOVEMBER 5, 2025
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 16, 2025

Dear Fellow Stockholders,

The additional materials provided herein supplement, and should be read in conjunction with, the information regarding Proposal 4 – Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan contained in the definitive proxy statement (the “Proxy Statement”) of United Natural Foods, Inc. (“we,” “us,” “our” or the “Company”) filed with the Securities and Exchange Commission on November 5, 2025, regarding the annual meeting of stockholders (the “Annual Meeting”) to be held on December 16, 2025, at 3:30 p.m. EST. The information set forth in the Proxy Statement remains unchanged and should continue to be considered in casting votes by proxy or in person at the Annual Meeting. This additional material solely provides further information to be considered with respect to a stockholder’s evaluation of Proposal 4 of the Proxy Statement. Capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.

As more specifically described in the Proxy Statement, we are seeking stockholder approval of the Fifth Amended and Restated 2020 Equity Incentive Plan (the “Fifth Amended and Restated Plan”), which reflects an increase in the number of shares available for issuance by 1,500,000 shares. The additional materials herein outline the reasons we believe stockholders should support the proposal.

We ask that you vote “FOR” Proposal 4 – Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan.

Sincerely,

Jack Stahl
Independent Chair, on behalf of the Board of Directors of United Natural Foods, Inc.

Supplemental Information Concerning Proposal No. 4

The following points outline the reasons that we believe our stockholders should support Proposal 4 – Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan:

1.We have demonstrated thoughtful responsiveness to stockholder feedback in our equity plan and executive compensation program. Our executive compensation program is designed to align our executive compensation with long-term stockholder interests and the achievement of the Company’s strategic initiatives. Without the ability to pay our associates with equity, our associates’ interests will not be as aligned with our stockholders’ long-term interests, which our stockholders have told us is important to them. While we expect to have sufficient shares to issue equity awards to our Directors and equity-eligible associates in December 2025, we are requesting sufficient shares to return to our normal cadence of issuing equity awards in October 2026.
•Alignment with Stockholder Interests. It is our view, and our stockholders have also told us, that an effective compensation program includes granting equity to our Directors and key employees to align their long-term interests with those of our stockholders. We believe that providing at-risk, equity-based compensation is a fundamental component of our compensation program. Further, as evidenced by the 93.9% approval of our Say-on-Pay vote last year and feedback received in our stockholder engagement discussions, we believe our stockholders strongly support our executive compensation program.
•Prudent Grant Practices. We have a history of prudent grant practices. Our compensation program is in line with market compensation, but results in elevated dilution and burn rate due to our market capitalization as compared to the Comparator Group. We operate a larger and more complex business than many of our peers as evidenced by revenue size (71st percentile). Despite that, for fiscal 2025, our stock compensation expense approximated our peer group’s 55th percentile and 45th percentile as a percent of revenue, demonstrating our commitment to responsible share usage.
•Limited Number of Additional Shares Requested. As noted above, we are requesting an additional 1,500,000 shares under our equity plan. In our proxy statement last year, we told investors that we were requesting enough shares to grant equity awards for one year. After issuing cash-based awards to associates below the senior leadership level last year and an increase in stock price, we now expect to have sufficient shares to issue equity awards to our Directors and equity-eligible associates in December 2025. However, as previously communicated, we are requesting shares again this year to provide our stockholders with another opportunity to approve shares available for grant under our compensation program while returning to our normal October grant date in 2026, which more closely aligns with our fiscal year end and we believe helps retain strong talent. We would expect to request shares again in fiscal 2027 to make our fiscal 2028 award.
•Responsive Actions to Stockholder Concerns Regarding Dilution. Paying market competitive compensation results in higher dilution for us than for the companies in the Comparator Group. Our market capitalization was lowest among our peers, and our outstanding share count was approximately 51% of the median number of the outstanding shares most recently reported by the Comparator Group. When we pay at the competitive levels we believe are needed to attract and retain talent, our relatively low market capitalization requires us to utilize more shares to deliver the same value of competitive compensation and results in higher dilution. We are executing a multi-year strategy and an inability to attract and retain talent if we cannot pay competitive levels of equity could impact our ability to realize the benefits of this strategy. We continue to be mindful of stockholder feedback regarding dilution concerns and have taken several actions in response:
i.Issued Cash-Settled Awards in Fiscal 2025. As noted above, we issued cash-settled awards to associates below the senior leadership level in fiscal 2025, improving our burn rate for that year by 1.5%.
ii.Performance-Based Compensation Is More Heavily Weighted: We grant PSUs as 60% of our executives’ total long-term incentive award, tying equity to performance. Our last five PSU awards have paid out at 45%, 45%, 54%, 99% and 24% of target, respectively, reflecting rigorous performance goals and demonstrating that burn rates calculated using the shares granted under PSUs have been inflated given that actual payouts have been significantly lower.

iii.Shares Withheld for Taxes are Not Resold. We do not sell shares withheld to cover taxes and they do not return to the plan, so our dilution upon vesting is lower than suggested by the number of shares underlying outstanding awards. In fiscal 2025, approximately 444,000 shares were withheld for taxes and not issued or returned to the plan, representing approximately 0.7% of total common shares outstanding as of fiscal 2025 year-end.
iv.Share Repurchase Plan. In September 2022, our Board authorized a share repurchase program for up to $200 million of our common stock over a term of four years, which we manage pursuant to our capital allocation policies and subject to certain restrictions in our debt instruments and our capital allocation plans. We have heard from stockholders that, when appropriate, they support opportunistic buybacks as they can also help manage dilution.
•Compensation Program Reflects Stockholder Feedback. Through our robust, ongoing stockholder engagement program, we have revised our compensation program over the past several years in response to stockholder feedback and continue to receive positive feedback on our compensation program structure. The payouts under our short- and long-term incentive plans this past fiscal year reinforce our pay-for-performance philosophy. Approving Proposal 4 would permit us to continue to implement our executive compensation plan that our stockholders have consistently approved, which we believe is effectively tied to our financial performance. A vote against Proposal 4 could effectively weaken the competitiveness of our overall executive compensation program, which could create a risk of losing strong talent and result in a negative impact to our multi-year strategy.
•Short-Term Incentive Program: Our short-term incentive program is tied to the Company’s financial goals and intended to align our eligible associates’ rewards with our financial success. All payouts under our short-term incentive (STI) plan are subject to pre-established financial goals that are aligned with strategic initiatives, which are Adjusted EBITDA and Free Cash Flow. We replaced Net sales with Free Cash Flow in fiscal 2025 as we believe it is a key metric that influences our ability to invest for future growth, pay down debt and drive operational excellence.
•Long-Term Incentive Program: Our long-term incentives (LTI), including restricted stock units (RSUs) and performance stock awards (PSUs), are designed to attract and retain innovative executives and align their financial interests with those of our stockholders and other stakeholders. The PSUs granted in fiscal 2025 had two weighted metrics: Core Adjusted EPS (as defined in our Proxy Statement) and Free Cash Flow. We believe Free Cash Flow is a key focus area that supports our long-term strategy. The Compensation Committee believes that including both short- and long-term Free Cash Flow goals in our STI and LTI plans incentivizes urgency in action as well as a focus on driving long-term sustainable Free Cash Flow generation. This metric drives long-term value by emphasizing prudent investments and effective capital management over the full three-year performance period.
2.In its report, Institutional Shareholder Services (“ISS”) recommended against the approval of our Fifth Amended and Restated Plan with limited commentary. It appears that ISS applied its quantitative analysis, which we believe is insufficient for the reasons discussed above, but did not consider the information we provided on the drivers of our burn rate and dilution or our recognition and responsiveness to the impacts on our stockholders. In its report, Glass Lewis acknowledged the factors impacting our dilution described above and our Board’s actions to mitigate stockholders’ concerns and recommended a vote for the Fifth Amended and Restated Plan. We urge you to consider the information contained in Proposal 4 in our Proxy Statement and herein in considering your support for the Fifth Amended and Restated Plan.

Further, in its report, ISS noted that our change-in-control vesting treatment is discretionary and that the Fifth Amended and Restated Plan allows broad discretion to accelerate vesting, which is consistent with our current equity plan previously approved by our stockholders. ISS has raised these concerns previously, and the Compensation Committee, in consultation with its independent consultant, determined that there are already features of our plan that limit the need for discretion, including defined treatment upon death, disability, retirement and Separation from Service without Cause (as defined in the Fifth Amended and Restated Plan). We believe these features, together with our Compensation Committee’s discipline regarding the use of discretion, are sufficient to mitigate the concerns raised in the report and do not believe these concerns warrant a recommendation against the Fifth Amended and Restated Plan.

The Board unanimously recommends a vote “FOR” Proposal 4.

We believe our compensation program appropriately incentivizes and rewards our associates and has been effective in aligning our associates’ interests with those of our stockholders. The approval of additional shares is necessary for the Company to continue to compensate our Directors and equity-eligible associates in a manner that has been consistently approved by our stockholders and on a timeline that aligns more closely with the end of our fiscal year. The Board of Directors urges our stockholders to cast their votes “FOR” Proposal 4 – Approval of the Fifth Amended and Restated 2020 Equity Incentive Plan.

This supplemental information should be read together with the Proxy Statement, which should be read in its entirety. From and after the date of this supplement, any and all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke already submitted proxies is available in the Proxy Statement.

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